Exhibit 99.2

CORPORATE PARTICIPANTS

Pablo Paez The GEO Group, Inc. - Vice-President, Corporate Relations

George Zoley The GEO Group, Inc. - Chairman, CEO

Brian Evans The GEO Group, Inc. - CFO, SVP

John Hurley The GEO Group, Inc. - SVP Operations, President GEO Corrections & Detention

Jorge Dominicis The GEO Group, Inc. - SVP Community Services

CONFERENCE CALL PARTICIPANTS

Kevin Campbell Avondale Partners - Analyst

Kevin McVeigh Macquarie Research - Analyst

Tobey Sommer SunTrust Robinson Humphrey - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen. Welcome to the quarter 3 2013 GEO Group Earnings Conference Call. My name is Matthew, and I will be your operator for today. At this time all participants are in a listen-only mode. We will conduct a question-and-answer session toward the end of this conference. (Operator Instructions). As a reminder this call is being recorded for replay purposes. Now, I would like turn the call over to Mr. Pablo Paez, Vice-President, Corporate Relations. Please proceed, sir.

Pablo Paez - The GEO Group, Inc. - Vice-President, Corporate Relations

Thank you, operator. Good morning, everyone, and thank you for joining us for today’s discussion of The GEO Group’s third quarter 2013 earnings results. With us is George Zoley, Chairman and Chief Executive Officer; Brian Evans, Chief Financial Officer; John Hurley, President of GEO Corrections and Detention and George Dominicis, Senior Vice-President of GEO Community Services.

This morning we will discuss our third quarter performance and current business development activities. We will conclude the call with a question-and-answer session. This conference call is also being webcast live on our website at www.geogroup.com. Today, we will discuss non-GAAP basis information. A reconciliation from non-GAAP basis information to GAAP basis results is included in the press release and supplemental disclosure we issued this morning.

Additionally, much of the information we will discuss today, including the answers we give in response to your questions, may include forward-looking statements regarding our beliefs and current expectations with respect to various matters. These forward looking statements are intended to fall within the Safe Harbor provisions of the securities laws. Our actual results may differ materially from those in the forward-looking statements as a result of various factors contained in our Securities and Exchange Commission filings, including the form 10-K, 10-Q and 8-K reports. With that, please allow me to turn this call over to our Chairman and CEO, George Zoley. George?

George Zoley - The GEO Group, Inc. - Chairman, CEO

Thanks, Pablo. Good morning to everyone. Thanks for joining us as we review our third quarter results, and provide an update of our efforts to pursue quality growth opportunities and return value to our shareholders.

Our strong quarterly earnings results continue to be driven by sound operational financial performance from our diversified business units in the US and internationally. During the third quarter, and the early part of the fourth quarter, we achieved a number of important milestones. Over the last two months we have signed new contracts or have been awarded contracts for more than 5700 new correctional and detention beds, which are expected to generate approximately $98 million in annualized revenues.

In early September we signed a contracts (inaudible) with the US Immigration Customs Enforcement for the development of a 400-bed immigration transfer center at the England Air Park in Alexandria, Louisiana. The new transfer center is being developed as an annex to our La Salle Detention Facility in Jena, Louisiana under our existing contract with ICE. The development of the new center is expected to be completed during the fourth quarter of 2014, and is expected to generate approximately $8.5 million in additional annual revenues.

Also in September we announced the signing of two five-year contracts with the California Department of Corrections and Rehabilitation for the reactivation of two of our company-owned instate facilities totaling 1400 beds. Their reactivation of our Central Valley and our Desert View facilities is expected to generate approximately $31 million in annualized revenues following the ramp-up period, which we expect to complete during the first quarter of 2014. Additionally, we signed a new long-term agreement for our Golden State Facility in California, which expanded the facility’s contract capacity by 100 beds to 700, effective this month.

This contract capacity expansion is expected to generate more than $2 million in additional annual revenues. In Florida the State Department of Management Services recently awarded GEO three contracts for management 3,854 beds at the Graceville, Moore Haven and Bay correctional facilities effective this coming February. These managed-only agreements are expected to generate more than $56 million in annualized revenues. In addition to these important contract awards, we have taken additional steps to strengthen our balance sheet.

In October we completed a $250 million offering of senior notes at a rate of 5 7/8, and a tender offer and redemption of our existing notes due 2017, which had a coupon rate of 7 3/4. Additionally, we completed the defeasance of non-recourse bonds associated with our company-owned South Texas Detention Complex, which is expected to save us $5.5 million in annual principal debt repayments. All of these important steps have given us more flexibility as we continue to pursue accretive growth opportunities and look for return increasingly for more value to our shareholders.

As we announced a couple days ago, we have increased our quarterly dividend to $0.55 per share, which represents a 10% increase in the payout of AFFO of approximately 75%. As we expressed to you in the past, our board and our management team remain focused on the careful evaluation of our allocation of capital to enhance shareholder value. With respect to our outlook , we continue to be optimistic regarding several new opportunities we are currently pursuing.

Our most immediate potential catalysts are the prospective reactivation of our current inventory of idle facilities with approximately 6,000 beds. We estimate the reactivation of our 6,000 idle beds would add approximately $0.65 to $0.70 in annualized AFFO. There are several publicly known opportunities we are currently pursuing which total approximately 17,000 beds. Further, we are exploring a number of non public opportunities that relate to both new project development, as well as potential asset purchases.

We believe our Company is well positioned to benefit from these important opportunities. We also believe that our Company has attractive investment characteristics, which are underpinned by our robust real estate portfolio of company-owned and leased facilities. Our total real estate portfolio encompasses approximately 13 million square feet in owned, leased and managed facilities, and we own more than 4,000 acres of land across the United States.

We currently own or lease approximately 70% of our facilities, and 60% of our beds, worldwide, and approximately 70% of our net operating income is generated by our company-owned and company lease facilities. We have stable and sustainable income through increasingly longer term contract arrangements. We have a diversified base of investment-grade government customers, with multiple individual contract arrangements with no single customer contract representing more than 5% of our revenues.

We have historically enjoyed solid occupancy rates in the mid to high 90s and the strong customer retention in excess of 90%. Our long-term assets have physical useful life of 75 years plus, and require relatively low-levels of maintenance CapEx, estimated at approximately 6% of our 2013 net operating income. Now, I would like to turn over the call to Brian Evans for a review of our financial performance and outlook.

Brian Evans - The GEO Group, Inc. - CFO, SVP

Thank you, George. Good morning, everyone. We are pleased with our third quarter results as well as our outlook for the remainder of 2013. As disclosed in our press release today, our adjusted funds from operations from the third quarter increased to $0.72 per share from $0.64 per share last year.

On a GAAP basis, we reported third quarter 2013 income from continuing operations, of $0.45 per share compared to $0.25 a year ago. Our total revenues for the third quarter of 2013 increased to approximately $380 million from $369 million a year ago. Approximately 60% of our revenues are generated by our company-owned and company-leased properties. For the third quarter 2013 we reported net operating income of approximately $96 million compared to $100 million a year ago.

Approximately 70% of our NOI is generated by our company-owned and company-leased properties. Our third quarter 2013 results reflect the normalization of our Adelanto Detention Facility expansion, which was activated in the second half of 2012, as well as the normalization of new contract wins by our community reentry and electronic monitoring services divisions during 2012. Our third quarter results also reflect offsetting, non ordinary charges and benefits including a net tax benefit of $4.6 million offset by $1.5 million after tax related to the write off of deferred financing fees in connection with the recently completed defeasance of non-recourse bonds for our South Texas Detention Complex.

Additionally, our third quarter operating expenses reflect $6.2 million and non-cash adjustments to our insurance reserves. This adjustment reduced our NOI and adjusted EBITDA for the quarter. Moving to our outlook for the remainder of 2013. We expect fourth quarter 2013 revenues to be in a range of $378 million to $383 million, and our fourth quarter 2013 AFFO per share to be in a range of $0.70 to $.073.

On a GAAP basis we expect income from continuing operations from fourth quarter 2013 to be in a range of $ .29 to $0.31 per share, which includes $0.12 per share related to the write-off of deferred financing fees associated with our recent senior notes offering. Our fourth quarter guidance also reflects $1 million in after tax start up costs associated with the reactivation of our Central Valley and Desert View facilities in the fourth quarter. We expect full year AFFO per share to be in a range of $2.85 to $2.88, or $204 to $207 million.

On a GAAP basis we expect our income from continuing operations for the year to be between $1.54 and a $1.56 per share, which includes $0.20 cents per share in deferred financing fees, and $0.07 per share in one-time reconversion expenses, offset by $0.18 per share in net tax benefits. Our 2013 net operating income is expected to be in the range of $403 million to $413 million, including approximately $34 million in operating lease expenses.

As George mentioned, in early October we completed the offering of $250 million in senior notes at a yield of 5 7/8, and we used the proceeds from this offer to repurchase and redeem our senior notes due 2017, which had a coupon rate of 7 3/4. Additionally, we completed the defeasance of non-recourse bonds associated with our S. Texas Detention Complex for approximately $2.5 million net of cash reserves.

The defeasance is expected to result in annual principal debt payment savings of approximately $5.5 million. With respect to our liquidity position, as of the end of the quarter we had $53 million in cash on hand, and $342 million in available capacity under our revolving credit facility, exclusive of $300 million in outstanding borrowings and $58 million set aside for letters of credit.

With respect to our uses of cash, we expect our project growth CapEx to be $25 million to $30 million in 2013, of which $22 million was spent in the first three quarters of this year. With that I will turn the call to John Hurley for a review of our corrections and detention market. John?

John Hurley - The GEO Group, Inc. - SVP Operations, President GEO Corrections & Detention

Thanks, Brian. Good morning, everyone. I would like to address select, publicly-owned, business development opportunities in our key segments starting with the federal market and the three federal government agencies we serve.

We have longstanding partnerships with the Federal Bureau of Prisons, United States Marshall Service and US Immigration and Customs Enforcement, or ICE, and we provide cost-effective solutions for them at a number of facilities across the country. We continue to see meaningful opportunities for us to partner with all three of these federal agencies. The Federal Bureau of Prisons continues to face capacity constraints, coupled with a growing offender population, and ICE and the US Marshals continue to consolidate existing populations into larger, more modern facilities, which has driven the need for additional private beds.

With respect to recent contract awards, we have signed a contract with ICE for the development and operation of a new $20 million, 400-bed immigration transfer center in Alexandria, Louisiana as an annex to our La Salle Detention Facility. The new company-owned center will be completed in the fourth quarter of 2014, and will generate an additional $8.5 million in annual revenues.

With regard to pending procurements, the Bureau of Prisons has issued a solicitation with two requirements. Each requirement is to house approximately 1,565 to 2,000 low security adult males. One facility must be located in one of the following states, Ohio, Michigan, Pennsylvania, New Jersey or New York. The other proposed facility may be located anywhere in the continental United States.

This procurement will include the re-bid of our company-owned facility in Pennsylvania whose contract expires in April 2016 , and the re-bid of another BOP privately operated facility in Ohio whose contract expires in May of 2015. Proposals for this procurement were submitted in August with awards expected in mid 2014. Additionally, ICE has issued requests for information for three company-owned and operated detention facilities ranging from 800 to 2,000 beds in the Chicago, Atlanta and Houston areas.

Turning to our state market segment, as states across the country continue to face budgetary pressures, their ability to achieve cost-savings becomes an even more important priority, which leads to increased interest in privatization projects. Several states across the country continue to face capacity constraints and inmate population growth. Many of our state clients require additional beds as populations continue to increase, and aging, inefficient prisons need to be replaced with new, more cost efficient facilities.

For instance, in the states where we currently operate the average age of the state prisons ranges from approximately 30 years to 60 years. With respect to recent contract awards, we recently signed two contracts in California for 1,400 community correctional facility beds at our company-owned, Central Valley and Desert View facilities. The intake at facilities began in late October, and we expect to be completed by the end of the year.

The facilities are expected to generate approximately $31 million in annualized revenues. Additionally, we recently signed a new long-term agreement with California for Golden State Facility, which expanded the facility’s contract capacity by 100 beds, effective November 1st, and is expected to generate an additional $2.2 million in annual revenues. As has been reported in the media, California continues to have a significant need for medium and high security beds.

It is estimated that the state will need more than 8,000 beds to meet the court mandated population cap by next February. The governor and the legislature have approved a plan to increase California’s prison capacity by contracting for both in-state and out of state beds, and the state has already taken steps to contract for additional in-state capacity. In the interim, the three federal judge panel has ordered a mediation period through November 18th, and has temporarily halted additional contracts per out of state beds.

We understand that the state has appealed this temporary restriction to the three-judge panel and to the United States Supreme Court. The new deadline for the state to comply with the court mandated inmate population has been extended to February 24, 2014. In Florida, the Department of Management Services has awarded GEO three contracts for the management of 3,854 beds at the Graceville, Moore Haven and Bay correctional facilities effective February 2014.

These managed-only agreements are expected to generate approximately $56 million in annualized revenues. These important awards strengthen our long-standing partnership with the state of Florida, which has generated significant savings for Florida’s taxpayers, and has provided significant inmate rehabilitation and treatment programs since the 1990s.

Finally, in our International markets we have been short listed by the state of Victoria in Australia for the development and management of a new 1,000-bed prison. An award under this procurement is expected to be made in the second half of 2014. At this time I will turn the call over to Jorge Dominicis for a review of our GEO community services.

Jorge Dominicis - The GEO Group, Inc. - SVP Community Services

Thank you, John. Good morning, everyone. Turning to our GEO community services segment. Each of our community services divisions continues to pursue several new growth opportunities.

Our re-entry services division is competing for a number of formal solicitations from the Federal Bureau of Prisons for residential community-based re-entry centers across the country. Additionally, we are working with our existing local and state correctional clients to leverage new opportunities in the provision of community-based re-entry services in both residential facilities, as well as non-residential day reporting centers.

In the last year our re-entry services division added more than $11 million in annual revenue through the expanded use of one of our Alaska facilities, and with the activation of several new day reporting centers in California , North Carolina and Pennsylvania. Specifically, a California Department of Corrections and Rehabilitation procurement for day reporting centers resulted in contract awards for our re-entry services division for four of nine available sites.

In Pennsylvania we were recently awarded a contract for six new day reporting centers, which are expected to generate more than $5 million in annualized revenues. We also expect to compete for several other new opportunities to activate residential and non residential community re-entry facilities around the country. Our Youth Services division continues to work towards maximizing the utilization of our existing asset base.

We recently successfully undertook a number of marketing and consolidation initiatives to increase the overall utilization of our existing youth services facilities in states like Pennsylvania, Ohio, Illinois, Texas and Colorado, and we expect to continue to pursue similar initiatives. Our BI subsidiary continues to market its supervision and electronic monitoring services to local, state and federal correctional agencies, nationwide.

In the last year, BI added more than $5 million in annual revenues, and we expect to compete on additional opportunities as correctional agencies across the US increase their use of electronic monitoring technologies to track offenders who have been placed under community supervision. At this time I will turn the call back to George for his closing remarks.

George Zoley - The GEO Group, Inc. - Chairman, CEO

Thanks, Jorge. In closing we are very pleased with our third quarter results and outlook, which continue to be driven by solid operational and financial performance from our core operations in the US and internationally. Our Company remains focused on effectively allocating capital to enhance value for its shareholders.

In the last quarter we achieved a number of important milestones, and have been awarded contracts for more than 5700 new beds that are expected to add approximately $98 million in annual revenues. We have also continued to take important steps to strengthen our balance sheet and attain flexibility to return higher portion of our funds available for distribution to our shareholders over time.

In line with these important steps, we have increased our quarterly dividend to $0.55 per share, which represents a 10% increase, and the payout of AFFO of approximately 75%. We remain focused on the reactivation of our 6000 idle beds in inventory, which we estimate would add $0.65 to $0.70 per share to our AFFO. We are actively participating in a number of publicly known opportunities totaling approximately 17,000 beds, and we are exploring a number of other growth opportunities for the development of new projects and potential purchase of assets.

We expect that all of these efforts will continue to drive growth for our Company and create value for our shareholders. We also believe that our diversified growth and investment strategies have positioned GEO as the leading provider of corrections, detention and community re-entry services through a GEO continuum of care that can deliver performance based outcomes and significant cost savings for our clients, worldwide.

As I have expressed to you in the past, we view all these different initiatives to enhance shareholder values as complementary and none are pursued to the detriment of the others. This concludes our presentation.

QUESTION AND ANSWER

Operator

(Operator and Instructions). Please stand by for your first question. Your first question comes from the line of Kevin Campbell of Avondale Partners. Please, proceed.

Kevin Campbell - Avondale Partners - Analyst

Thank you. Just wanted to start with a question on the fourth quarter guidance. Brian, does that have any — are you guys incurring any costs there in anticipation, potentially, of some out of state California business?

Brian Evans - The GEO Group, Inc. - CFO, SVP

A modest amount, Kevin.

Kevin Campbell - Avondale Partners - Analyst

Okay. Not enough to call out?

Brian Evans - The GEO Group, Inc. - CFO, SVP

No.

Kevin Campbell - Avondale Partners - Analyst

And maybe you can talk a little bit more about the tax benefit and the insurance reserves ? What, you know, when is it — that’s your second quarter in a row where have you had a tax benefit. When do you think it will normalize, and what sort of tax rate should we think about on a normalized basis? And then secondly, the insurance reserves, I don’t think I heard you say exactly what they were for, and maybe what the after tax impact of that is. You gave a pre tax, but what is the after tax impact?

Brian Evans - The GEO Group, Inc. - CFO, SVP

Sure. I mean let’s start with the taxes. On the tax reserves, as you know, we’ve converted to a REIT at the beginning of the year, and there has been a number of items associated with that relative to taxes. I think most of those items have been settled out. This specifically related to embedded operating losses in one of our subsidiaries, so we are working through these things with the IRS. And as we clear them we are adjusting our reserves as appropriate for those items. There is probably another up to, you know, anywhere from 0 to $3 million or $4 million that we need to settle out.

There is nothing that would be a negative adjustment, but there is the potential for additional positive adjustments. I think that could occur in the fourth quarter, or maybe the first quarter of next year. On the insurance reserves it is specifically related to prior period adjustments, or adjustments for prior period cases in Workers Compensation and general liability. There was some adverse development, and on an annual basis we go through a process with an actuary to look at our historical reserves, as well as give us an estimate for the future that is related to some historical cases and adjustments related to those. It is a non cash adjustment and we don’t expect anything of that nature going forward, but that’s what it is specifically related to.

Kevin Campbell - Avondale Partners - Analyst

And how should we think about the tax rate on a normalized basis?

Brian Evans - The GEO Group, Inc. - CFO, SVP

On a normalized basis when these items are resolved I would say somewhere in the 7% to 10% range. So on a — in our TRS business we will continue to be a full taxpayer, but I think on a consolidated basis that will look like 7% to 10%.

Kevin Campbell - Avondale Partners - Analyst

Okay. As we look at things like these insurance reserves are they taxed at the TRS level, call it 38%, 39 % level, or is that 7% to 10%?

Brian Evans - The GEO Group, Inc. - CFO, SVP

No. That — if there is a specific adjustment like that it would be benefited to the degree that it is in the TRS, and most of this was relatively in the TRS would be at the 40% rate.

Kevin Campbell - Avondale Partners - Analyst

Okay. Great. And so the margins, I wanted to talk about that both on the US corrections segment and the GEO community services. Margins were down, sequentially, a couple hundred basis points, I am assuming on the US corrections side, and that’s because of this adjustment, the insurance reserve adjustment, but maybe you can confirm that. And then secondly, what caused the community service margins to decline sequentially?

Brian Evans - The GEO Group, Inc. - CFO, SVP

The insurance reserve impacted. About two-thirds was in US corrections, so $4 million of the pretax amount, and about $2 million was in the community services division. That’s the biggest single item affecting that. And then you had in the US corrections division, obviously, we had exited the Hudson facility during the quarter, so you had that, and then you had some preparation in the quarter as we were getting ready to start at the California facility. So that affected the US corrections margins, as well. And again, we are going to continue in the third — fourth quarter to normalize those operations in California, and we would expect those facilities to complete the normalization process in the first quarter of next year with the second quarter of next year being the first fully normalized quarter for those facilities.

Kevin Campbell - Avondale Partners - Analyst

Okay. And then with all the changes you made on the balance sheet, maybe you can give us say normalized quarterly interest expense or annual interest expense for next year.

Brian Evans - The GEO Group, Inc. - CFO, SVP

Interest expense I think will continue to be around $18 million to $20 million mark, so right around $70 million — $78 million to $80 million on an annualized basis, $75 to $80 million. Remember during the year we do get the benefit from redoing the bonds this quarter, but part of those were swapped out so the effective interest rate was slightly lower. But those swaps would have been called this quarter, so there is some transition related to that, as well.

Kevin Campbell - Avondale Partners - Analyst

Okay. Great. Thank you very much.

Operator

Thank you. Your next question comes from the line of Kevin McVeigh of Macquarie. Please proceed.

Kevin McVeigh - Macquarie Research - Analyst

Great, thanks. I just want to make sure, as we think of California and the opportunity coming, the 8,000 beds, is that in addition to what the state has already done? And then as we think about the 8,000, George, relative to the 17,000 out there, is 8,000 embedded in the 17,000, or in addition to kind of the 8000 in California and there’s another 17,000 on top of that?

George Zoley - The GEO Group, Inc. - Chairman, CEO

The 8,000 is embedded in the 17,000. The 8,000 would be approximately in addition to what has already been done.

Kevin McVeigh - Macquarie Research - Analyst

So as you think about from a pricing perspective, as those beds get put into the market, I mean you take — since there is a lot of excess capacity out of the system, how should we think about the pricing once those beds have kind of been, you know, awarded assuming that, obviously, you are successful in some aspect of that?

George Zoley - The GEO Group, Inc. - Chairman, CEO

I think pricing would tighten, you know, with the — if all 18,000 beds were taken, I think it would remove half of the capacity in the country that’s available presently, and pricing would tighten, I would think.

Kevin McVeigh - Macquarie Research - Analyst

Okay. And then any impact from the shutdown of sequester? Obviously, the quarter looked good, but just relative anything in the numbers from that?

George Zoley - The GEO Group, Inc. - Chairman, CEO

All of our services are considered essential government services, so there may have been a very minor blip or reduction and census, but, overall, there was no material impact.

Kevin McVeigh - Macquarie Research - Analyst

Okay. Great. Thank you.

Operator

Thank you for your question. (Operator Instructions). Your next question comes from Tobey Sommer of SunTrust. Please proceed.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Thank you. If some of the — a good portion of the existing available capacity in the marketplace is absorbed and you said pricing would probably tighten , improve, in that kind of context in market, historically, what kind of price increases have been experienced?

George Zoley - The GEO Group, Inc. - Chairman, CEO

I’m not sure how to answer that question. The kind of housing that California is seeking, for instance, is of a higher security housing . So, throughout the country there may be dormitory facilities and some [cell facilities, but the higher security facilities are what California is interested in, and that would leave, I guess, by definition, lower-level security facilities available around the country. So there would be a particular [scarcity, I think, of higher security level. When I say higher security, I mean medium security and up.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Right. So, historically, when there hasn’t really been available capacity, what kind of price increases have you experienced at the firm? Just trying to get a context for maybe where we could be sitting in a year or two? Thanks.

George Zoley - The GEO Group, Inc. - Chairman, CEO

I’m sorry. I really can’t answer that question in any specificity. I just can’t recall. I can only respond generically that it would — pricing would increase.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

That’s fair. And what kind of incremental margin may be achieved by increases in the rate of per diem?

George Zoley - The GEO Group, Inc. - Chairman, CEO

It would be a higher margin than the base per diem margin would generate.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Okay. But nothing — you can’t offer anything more specific than just greater than?

George Zoley - The GEO Group, Inc. - Chairman, CEO

No, I really can’t. I’m sorry.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Okay. And then relative to California, and what’s been ongoing in terms of the month by month delays, is it your expectation the delays could continue, and we are talking more broadly about, perhaps, a resolution in the first half, as opposed to something that would give us visibility here in the fourth quarter for how that may proceed?

George Zoley - The GEO Group, Inc. - Chairman, CEO

Well, the next milestone is the mediator’s report that is due by the end of next week, and I would think the court would respond fairly quickly as it did last time. So, we could very well know something by the end of the month.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Okay. And then my last question has to do with the dividend payout. I think you are at around 75% now . What are your thoughts on how high that could go? Or said another way would future increases likely need to be driven by AffO growth? Thanks.

George Zoley - The GEO Group, Inc. - Chairman, CEO

Well, I think we are committing ourselves to pay out at least 75% on a go forward basis. And we have as a tentative goal to achieve 80%, eventually.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Perfect. Thank you for your help.

QUESTION AND ANSWER

Operator

Thank you for your question. (Operator Instructions). The next question comes from the line of Kevin Campbell of Avondale Partners. Please proceed.

Kevin Campbell - Avondale Partners - Analyst

Thanks. I just wanted to talk about some of the other states that we have talked about in the past, but didn’t hear much of an update on today. Michigan, obviously, decided not to move forward with their RP. I would love to get your thoughts on that, and any view on whether or not they will reconsider.

George Zoley - The GEO Group, Inc. - Chairman, CEO

I guess I — specifically, I don’t know . I think there is some interest in the legislature as to what happened and why . Just as there was in the food service contract, which was initially rejected, and, subsequently, reactivated and successfully implemented. So, that’s a possibility, but we don’t know what is going to happen at this point.

Kevin Campbell - Avondale Partners - Analyst

Okay. And then maybe a little more on Florida. I am curious. I was reading this week that the state is seeing some strong growth in their prison population and is considering reopening some of the facilities that they idled in prior years. So, I am curious if there is any thought as to whether or not if and when those are reopened if that’s going to be an opportunity for the private sector to manage those?

George Zoley - The GEO Group, Inc. - Chairman, CEO

I don’t know. In order to do so I believe they would have to have legislative authorization, and the legislature does not convene until, I think, February or March.

Kevin Campbell - Avondale Partners - Analyst

Okay. And then two quick questions for you, Brian. The discontinued ops, what was moved to discontinued ops?

Brian Evans - The GEO Group, Inc. - CFO, SVP

Discontinued ops had a piece of insurance adjustment that went through it. So, that was related to some facilities that we discontinued in Mississippi and some other facility. (Inaudible).

Kevin Campbell - Avondale Partners - Analyst

And then last question, you know, traditionally going from Q4 to Q1 you have a negative impact from payroll taxes, but now that you have converted to a REIT, I’m not sure if you have the same level of impact or not. So, I just wanted to get your thoughts on that . Should we expect in Q1 of next year, you know, a similar type of sequential headwind in margins and earnings, or will it be less than normal?

Brian Evans - The GEO Group, Inc. - CFO, SVP

I think, you know, it will be the same as it is historically . That those expenses will be incurred in the TRS. They are still related to all of our employees, and those taxes are generally increasing given the state of the economy and unemployment benefits and so forth, so, we will experience that kind of stuff down the first quarterAs you know it is historically a lower quarter because of those issues, as well as some cyclicality in population, so we will see some of that step down in the first quarter. Like I mentioned, we also have the — we will still be normalizing the operations of our California facility that just came online, and then we will see that fairly significant step up going in the second quarter with the full — with our expectation that those California beds will be fully operational, and then we will also have relieved the overhang of that extra payroll tax.

Kevin Campbell - Avondale Partners - Analyst

Okay. And can you remind, us if you know off the top of your head, what that payroll tax was this year for instance, in terms of earnings or dollar amount for the — ?

Brian Evans - The GEO Group, Inc. - CFO, SVP

You know, $0.04 to $0.06. Call it $0.05.

Kevin Campbell - Avondale Partners - Analyst

Okay. That’s all I have. Thank you very much.

Operator

Thank you for your questions. I would now like to turn the call over to George Zoley for closing remarks.

George Zoley - The GEO Group, Inc. - Chairman, CEO

Thank you very much, and we look forward to addressing you in the next conference call.

Operator

Thank you for joining today’s conference, ladies and gentlemen. This concludes the presentation. You may now disconnect. Have a very good day.